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                                                                     EXHIBIT 4.4

                                                          Prague on 20 June 2002
                                                          Ref. No. 8951/2002-610


The Czech Telecommunications Office (hereinafter the "Office") as a competent authority of the state administration hereby issues, pursuant to section 102
(1), section 95 (3) (a) and section 14 (1) (c) onwards of Act No. 151/2000 regulating telecommunications and amending other acts, as amended by Act No. 274/2001 Coll. (hereinafter the "Act") and based on the data provided in the letter of 27 April 2001 and completed on 29 June 2001 the following Decision on granting

                            TELECOMMUNICATION LICENCE

        TO PROVIDE THE PUBLIC TELEPHONE SERVICE THROUGH THE PUBLIC MOBILE
                            TELECOMMUNICATION NETWORK

to the company                       CESKY MOBIL A.S.
with the registered office at        VINOHRADSKA 167, PRAGUE 10, POSTCODE 100 00
business identification number       25 78 80 01

(hereinafter referred to as the "Telecommunication Licence Holder")

within the following extent and under the following conditions:


A.    TYPE AND SCOPE OF PUBLIC TELEPHONE SERVICE

1. The Telecommunication Licence Holder is entitled to provide the public telephone service within the whole territory of the Czech Republic, national and international public telephone service through public mobile telecommunication network, including mediation of access to public telecommunication services provided by other entitled providers of telecommunication services (hereinafter the "Service").

B.    TERRITORIAL LIMITATION OF THE SERVICE

2. The Telecommunication Licence Holder is entitled to provide the Service on the whole territory of the Czech Republic and to conclude agreements with foreign entities in order to provide international telecommunication services from other countries to the Czech Republic and from the Czech Republic to other countries.


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C.    SERVICE ACCESSIBILITY

3. The Licence Holder is obliged to provide the Service for the agreed upon price to everybody who asks therefor and agrees with the General Terms and Conditions.

4. The Telecommunication Licence Holder is obliged to observe the price commitments specified in Annex No. 1 hereto until 31 December 2003. The prices and conditions set forth in the Price Commitments are considered to be the prices and conditions arisen in the competition (i.e. they correspond to the costs, profit and other conditions in the same or comparable markets) and include economic-justified costs and reasonable profit of the Licence Holder. Any increase of the prices billed by the Telecommunication Licence Holder for the Service provision which exceed the Price Commitments set forth in Annex No. 1 hereto shall be considered as abuse of economic position of the Telecommunication Licence Holder under section 2 (3) of Act No. 526/1990 Coll. on Prices as amended (hereinafter referred to as the "Price Act") unless the Telecommunication Licence Holder proves that the increase of the economic-justified costs was due to extraordinary objective circumstances.

      Should the price regulations be breached or should the economic position be abused under section 15 (3) of the Price Act a penalty will be imposed under section 17 of the Price Act and other applicable laws.

5.    The Telecommunication Licence Holder is further obliged

      a) to adhere to respective legal regulations, measures and price decisions issued by the Office, the numbering plan and the Czech National Standards (ENS), even those issued after the Decision on the Telecommunication Licence comes into force;

      b) to provide the Service in compliance with technical parameters corresponding to international recommendations and ETSI standards.


D.    OTHER RIGHTS AND DUTIES

6. The Telecommunication Licence Holder, as a provider of the international telecommunication services under clause 1 hereof, is entitled to be awarded the Recognized Operation Agency statute pursuant to section 1008 of the Constitution of the International Telecommunication Union.

7. When ensuring the national security in connection with providing the Service on the territory on which state of emergency is declared, the Telecommunication Licence Holder is obliged:


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      a)   to fulfil duties arising from legal regulations to ensure protection and security of the state and emergency economic measures;

      b) when preparing for the state of emergency and while solving the emergency to provide the Office, at its request, with information on measures taken, including proposed measures necessary for taking decisions by the Office;

      c) to provide the public telephone service through the public mobile telecommunication network so that this service is provided with priority, if this is possible from the technical point of view, to the bodies of state administration and self-administration, armed forces, armed security corps as well as legal entities and individuals that fulfil tasks in the area of state defence and security and that are set forth in a special regulation.

8. The Telecommunication Licence Holder is obliged to provide for transmission of emergency calls according to the measures of the Office published in the Telecommunication Bulletin.



E.    DATE OF THE SERVICE PROVISION COMMENCEMENT

9. The date when the Service provision commences under this Telecommunication Licence is the date when the Decision comes into force.

F.    TELECOMMUNICATION LICENCE VALIDITY

10. The Telecommunication Licence is granted for the period of 18 years following the date when the Decision on the Telecommunication Licence granting comes into force. Prior to the Telecommunication Licence term expiration, the Telecommunication Licence Holder may ask for of the Licence term prolongation.

G.    FINAL PROVISIONS

11. The Authorisation No. 110 823/99-611 of 7 October 1999 (hereinafter the "Authorisation") expires on the date when this Telecommunication Licence comes into force or on the date when the Telecommunication Licence to establish and operate public mobile telecommunication network under GSM standard No. 5379/2002-610 comes into force, whichever expires later. If an appeal against the Licence No. 5379/2002-610 is lodged, the licence to provide public telephone service through the public mobile telecommunication network is stayed by the time when the Licence No. 5379/2002-610 comes into force.

12. Annex No. 1, which is confidential, forms an integral part of the Telecommunication Licence.

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SUBSTANTIATION

Cesky Mobil a.s. is a holder of the Authorisation. Based on the data notified by a letter of 27 April 2001 in accordance with section 107 (4) of the Act, the Administrative Procedure concerning the issuance of this Decision on granting the Telecommunication Licence to provide the public telephone service through the public mobile telecommunication network was opened on 30 April 2001. The data were completed on 29 June 2001.

Cesky Mobil a.s. submitted an excerpt from the Commercial Register, clean criminal records of members of the Board of Directors, documents proving financial capability to carry on the permitted telecommunication activity, documents on technical, organizational and personnel ensurance of the requested activity and general terms of the public telephone service provision.

Cesky Mobil a.s. has fulfilled the conditions of the Telecommunication Licence issuance set forth in the Act.

An integral part of the Telecommunication Licence is Annex No. 1 to the Licence which contains the price commitment for the period 2000 - 2003. The said Price Commitment was attached to the Authorisation as Annex 11. Considering that the Price Commitment is still effective at the time of the Telecommunication Licence granting, it has been included in this Licence.

The Telecommunication Licence is granted for the period of 18 years following the date when the Decision on the Telecommunication Licence granting comes into force, which means for the remaining term of the Authorisation. Before the Telecommunication Licence term expires, the Telecommunication Licence Holder may ask for the Telecommunication Licence term prolongation, similarly as it was stipulated in the Authorisation.

The administrative fee for the Telecommunication Licence issuance was not collected from the Applicant under Act No. 368/1992 Coll. on Administrative Fees, part XI, item 158 since Cesky Mobil a.s. has carried on the said activities based on the Authorisation issued under an act valid before the Act No. 151/2000 Coll. on telecommunications and on amendment to other acts became effective.

Requirements of Cesky Mobil a.s. for the Licence granting have been fully satisfied.

The Decision on granting the Telecommunication Licence to establish and operate the public mobile telecommunication network under GSM standard is issued under the number 5379/2002-610.

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The usage of the Telecommunication Licence to provide the public telephone service through the public mobile telecommunication network, which is being issued, and the possibility to terminate the Authorisation is conditioned by legal force of the Licence to establish and operate the public telecommunication network in the GSM standard No. 5379/2002-610. The telecommunication services may not be provided without the said licence. This fact is reflected in the final provisions of the Telecommunication Licence stipulating that the effect of the Telecommunication Licence is bound with legal force of the Licence No. 5379/2002-610.

INSTRUCTION

An appeal against this Decision may be lodged to the Chairman of the Czech Telecommunications Office within 15 days after the delivery hereof. The appeal shall be submitted in two counterparts through the body which issued the Decision, i.e. the Czech Telecommunications Office, Division of
Telecommunication Networks and Service Regulation, with the registered office at Sokolovska 219, Prague 9, Post Box 02, 225 02 Prague 025.


                                            Regulation of Telecommunication
                                         Networks and Services Division Director
                                                     Ing. Marek Ebert



I hereby confirm that I have taken over the Decision

and I do / do not waive the right to the appeal.



In Prague on 26 June 2002